Exhibit 99.1
TranS1 Inc. Reports Operating Results for the Third Quarter of 2009
Highlights:
Third quarter revenues increased 15% to $6.9 million
729 TranS1 procedures performed globally in the quarter
Gross margin was 80.2% for the quarter
GAAP loss per share was $0.27 for the quarter
Non-GAAP loss per share was $0.24 for the quarter
WILMINGTON, NC — (GLOBE NEWSWIRE)—October 29, 2009—TranS1 Inc. (NASDAQ:TSON), a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease and instability affecting the lower lumbar region of the spine, today announced its financial results for the third quarter ended September 30, 2009.
Revenues were $6.9 million in the third quarter of 2009, representing a 15% increase over revenues of $6.0 million in the third quarter of 2008. Gross margin was 80.2% in the third quarter of 2009 as compared to 83.2% in the third quarter of 2008. Gross margin in the third quarter included a non-recurring charge of approximately $125,000 related to inventory obsolescence. Excluding this charge, gross margin would have been 82.0%.
Operating expenses were $11.2 million in the third quarter of 2009 compared to $10.4 million in the third quarter of 2008. The increase in operating expenses is primarily attributable to an increase in sales and marketing costs as a result of the continued expansion of the direct sales force, increased commissions as a result of increased sales and increased spending for research and development.
Net loss was $5.6 million and $4.8 million for the quarters ended September 30, 2009 and 2008, respectively. GAAP net loss per common share was $0.27 in the third quarter of 2009 compared to a net loss per share of $0.23 in the third quarter of 2008.
For the quarters ended September 30, 2009 and 2008, on a non-GAAP basis adjusting for non-cash stock compensation expense, net loss per common share was $0.24 and $0.20, respectively.
Cash, cash-equivalents and investments were $61.3 million as of September 30, 2009.

“Our results this quarter were impacted by continuing uncertainty in the marketplace surrounding reimbursement for our AxiaLIF procedure, which we are addressing with increased education and support resources for our current and prospective surgeon users,” said Rick Randall, President and CEO of TranS1. “We remain confident in our products, clinical benefits and prospects for future growth as the market for minimally invasive spine surgery continues to expand.”
Conference Call
TranS1 will host a conference call today at 5:30 pm ET to discuss its third quarter financial results. To listen to the conference call on your telephone, please dial 888-298-3490 for domestic callers and 719-325-2174 for international callers approximately ten minutes prior to the start time. The call will be concurrently webcast. To access the live audio broadcast or the subsequent archived recording, visit the TranS1 website at www.trans1.com under the investor relations section.
Non-GAAP Measures
Management uses certain non-GAAP financial measures such as non-GAAP net loss and net loss per share, which exclude stock based compensation. This non-GAAP presentation is given in part to enhance the understanding of the company’s historical financial performance and comparability between periods. The company believes that the non-GAAP presentation to exclude stock-based compensation is relevant and useful information that will be widely used by investors and analysts. Accordingly, the company is disclosing this information to permit additional analysis of the company’s performance. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP. A reconciliation of the GAAP financial measures to the comparable non-GAAP financial measure is included below.
About TranS1 Inc.
TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease and instability affecting the lower lumbar region of the spine. TranS1 currently markets two single-level fusion products, the AxiaLIF® and the AxiaLIF 360™, and a two-level fusion product, the AxiaLIF 2L™, in the US and Europe. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.
Forward-Looking Statements
This press release includes forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. These risks and uncertainties include, among other things, risks associated with the adoption of a new technology by spine surgeons, product development efforts, regulatory requirements, maintenance and prosecution of adequate intellectual property protection and other economic and competitive factors. These forward looking statements are based on the company’s expectations as of the date of this press release and the company undertakes no obligation to update information provided in this press release. For a discussion of risks and uncertainties associated with TranS1’s business, please review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008.
CONTACT:
Investors:
TranS1 Inc.
Michael Luetkemeyer, 910-332-1700
Chief Financial Officer
or
Westwicke Partners
Mark Klausner, 443-213-0501
mark.klausner@westwicke.com
Source: TranS1 Inc.

TranS1 Inc.
Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
Revenue	$6,912	$6,021	$23,528	$17,950
Cost of revenue	1,366	1,011	4,423	3,186

Gross profit	5,546	5,010	19,105	14,764

Operating expenses:
Research and development	1,362	910	5,047	3,241
Sales and marketing	8,126	7,782	26,219	20,680
General and administrative	1,683	1,671	5,714	5,563

Total operating expenses	11,171	10,363	36,980	29,484

Operating loss	(5,625)	(5,353)	(17,875)	(14,720)

Interest income	54	589	382	2,218

Net loss	$(5,571)	$(4,764)	$(17,493)	$(12,502)

Net loss per common share - basic and diluted	$(0.27)	$(0.23)	$(0.85)	$(0.62)

Weighted average common shares outstanding - basic and diluted	20,630	20,474	20,591	20,206

Stock-based compensation is included in operating expenses in the following categories:
Cost of revenue	$19	$18	$56	$45
Research and development	40	99	141	394
Sales and marketing	368	445	1,143	1,319
General and administrative	186	181	860	839

	$613	$743	$2,200	$2,597

Reconciliation of Quarterly Results
(in thousands, except per share amounts)
(Unaudited)	2009	2008
GAAP net loss	$(5,571)	$(4,764)
Stock based compensation	613	743

Non-GAAP net loss	$(4,958)	$(4,021)

Shares used in computing GAAP and non-GAAP loss per share	20,630	20,474

Non-GAAP loss per share	$(0.24)	$(0.20)

Reconciliation of Year-To-Date Results
(in thousands, except per share amounts)
(Unaudited)	2009	2008
GAAP net loss	$(17,493)	$(12,502)
Stock based compensation	2,200	2,597

Non-GAAP net loss	$(15,293)	$(9,905)

Shares used in computing GAAP and non-GAAP loss per share	20,591	20,206

Non-GAAP loss per share	$(0.74)	$(0.49)

TranS1 Inc.
Balance Sheets
(in thousands)
(Unaudited)

	September 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$30,298	$42,051
Short-term investments	30,969	35,215
Accounts receivable, net	4,168	4,812
Inventory	7,671	6,369
Prepaid expenses and other assets	433	632

Total current assets	73,539	89,079
Property and equipment, net	1,281	1,412

Total assets	$74,820	$90,491

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,655	$2,896
Accrued expenses	1,780	2,009

Total current liabilities	4,435	4,905

Stockholders’ equity
Common stock	2	2
Additional paid-in capital	135,796	133,507
Accumulated other comprehensive income	3	—
Accumulated deficit	(65,416)	(47,923)

Total stockholders’ equity	70,385	85,586

Total liabilities and stockholders’ equity	$74,820	$90,491

TranS1 Inc.
Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended Sept. 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(17,493)	$(12,502)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	684	583
Stock-based compensation	2,200	2,597
Allowance for excess and obsolete inventory	541	376
Provision for bad debts	63	84
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	581	(611)
(Increase) decrease in inventory	(1,843)	(1,804)
(Increase) decrease in prepaid expenses	199	196
Increase (decrease) in accounts payable	(241)	772
Increase (decrease) in accrued expenses	(229)	413

Net cash used in operating activities	(15,538)	(9,896)

Cash flows from investing activities:
Purchase of property and equipment	(553)	(1,003)
Purchases of investments	(39,911)	(50,826)
Sales and maturities of short-term investments	44,157	39,791

Net cash provided by (used in) investing activities	3,693	(12,038)

Cash flows from financing activities:
Proceeds from issuance of common stock	92	188

Net cash provided by (used in) financing activities	92	188

Net increase (decrease) in cash and cash equivalents	(11,753)	(21,746)
Cash and cash equivalents, beginning of period	42,051	64,676

Cash and cash equivalents, end of period	$30,298	$42,930